Exhibit (k)(3)

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

CONSTITUTION CAPITAL HORIZON FUND, LLC

AND

CONSTITUTION CAPITAL HORIZON ADVISOR, LP

This Administrative Services Agreement (the “Agreement”) is made this 31st day of December, 2025, by and between CONSTITUTION CAPITAL HORIZON FUND, LLC, a Delaware limited liability company (the “Fund”), and CONSTITUTION CAPITAL HORIZON ADVISOR, LP, a Delaware limited partnership (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund desires to retain the Adviser to provide certain fund administrative services, as listed on Schedule A hereto, necessary for the operation of the Fund and the Adviser desires to render such services; and

WHEREAS, the Adviser desires to be compensated for providing such administrative services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser.

(a)       Retention of the Adviser. The Fund hereby engages the Adviser to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described on Schedule A hereto and made a part hereof as may be amended from time to time (“Services”), subject to the supervision, direction and control of the board of managers of the Fund (the “Board”), the provisions of the Fund’s limited liability company agreement (as may be amended from time to time, the “LLC Agreement”), and applicable federal and state law.

(b)       Responsibilities of Adviser. The Adviser shall perform (or oversee, or arrange for, the performance of) certain administrative services necessary for the day-to-day operations of the Fund as described on Schedule A.

(c)       Acceptance of Engagement. The Adviser hereby accepts such engagement and agrees during the term hereof to render the Services described hereto, subject to the reimbursement of costs and expenses provided for below, and subject to the limitations contained herein.

(d)       Independent Contractor Status. The Adviser, and any others with whom the Adviser subcontracts to provide the Services set forth herein, shall, for all purposes herein provided, be deemed to be independent contractors and, except as expressly provided or authorized herein or by other written agreement of the Fund and the Adviser, shall have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(e)       Record Retention. Subject to review by, and the overall control of, the Board, the Adviser shall maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Adviser hereunder as required under the Investment Company Act. The Adviser shall render to the Board such periodic and special reports quarterly or as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Fund’s request and upon termination of this Agreement pursuant to Section 7, provided that the Adviser may retain a copy of such records. The Adviser further agrees that the records which it maintains for the Fund will be preserved in the manner and for the periods prescribed by the Investment Company Act, unless any such records are earlier surrendered as provided above.

2.	Nature of Payments

The parties to this Agreement recognize and agree that Fund’s payments hereunder are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of units of the Fund, and are not otherwise related to investment advisory or distribution services or expenses. The Adviser represents and warrants that the fees to be paid by the Fund for Services to be rendered by Adviser pursuant to the terms of this Agreement are to reimburse the Adviser for providing administrative services to the Fund, and are not designed to reimburse or compensate Adviser for providing investment advisory services with respect to the Fund.

3.	No Fee; Reimbursement of Expenses; Limitations on Reimbursement of Expenses.

In full consideration for the provision of the Services provided by the Adviser under this Agreement, the parties acknowledge that there shall be no separate fee paid in connection with the Services provided, notwithstanding that the Fund shall reimburse the Adviser a no less than quarterly, for all expenses of the Fund incurred by the Adviser as well as the actual cost of goods and services used for or by the Fund and paid by the Adviser to third party entities not affiliated with the Adviser.

The Adviser shall be reimbursed for the Services performed by it on behalf of the Fund; provided, however, that (1) such costs are reasonably allocated by the Adviser to the Fund on the basis of assets, revenues, time allocations and/or other method conforming with generally accepted accounting principles; and (2) such reimbursement shall be subject to any expense limitation of the Fund in effect at the time at which such reimbursement is otherwise payable.

4.	Other Activities of the Adviser.

The Services provided by the Adviser to the Fund are not exclusive, and the Adviser may engage in any other business or render similar or different services to others, so long as its Services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director, manager or trustee of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder. It is understood that managers, officers, employees and members of the Fund are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, interestholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, interestholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

5.	Responsibility of Dual Managers, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a manager, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

6.	Indemnification.

The Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser) shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser or such other person in connection with the performance of any of its duties or obligations under this Agreement or otherwise as the Adviser of the Fund with respect to the receipt of compensation for services and the Fund shall indemnify, defend and protect the Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an Adviser of the Fund, to the extent such damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Delaware or the LLC Agreement. Notwithstanding the preceding sentence of this Section 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its members to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder) (hereinafter referred to as “disabling conduct”).

The Fund may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such Indemnified Party is entitled to such indemnification and if the Managers of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnified Party shall provide security for such Indemnified Party’s undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Managers of the Fund who are neither “interested persons” of the Fund (as such term is defined in Section 2(a)(19) of the Investment Company Act) nor parties to the proceeding (“Disinterested Non-Party Managers”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification.

All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnified Party is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Managers of the Fund, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding paragraph.

The rights accruing to any Indemnified Party under these provisions shall not exclude any other right to which such Indemnified Party may be lawfully entitled.

7.	Effectiveness, Duration and Termination of Agreement.

(a)       Term and Effectiveness. This Agreement shall become effective as of the date of the Agreement. Unless so terminated, this Agreement shall continue in effect for so long as the Adviser or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund and provides the Services contemplated hereunder. Notwithstanding termination, Adviser shall be entitled to receive the fees set forth in Schedule B as long as it continues to perform the Services set out in Schedule A.

(b)       Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice to the other party. This Agreement and the rights and duties of a party hereunder may not be assigned, including by operation of law, by a party without the prior consent of the other party. The provisions of Section 6 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. This Agreement shall terminate automatically upon:

(i)	The termination of the investment advisory agreement between the Fund and the Adviser, or

(ii)	Upon the assignment of the investment advisory agreement with the Adviser.

(c)      Payments to and Duties of Adviser Upon Termination.

(i)	After the termination of this Agreement, the Adviser shall not be entitled to compensation for further Services provided hereunder, except that it shall be entitled to receive from the Fund within 30 days after the effective date of such termination all unpaid reimbursements due and payable to the Adviser prior to termination of this Agreement.

(ii)	The Adviser shall promptly upon termination:

(A)	Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)	Deliver to the Board all assets and documents of the Fund then in custody of the Adviser; and

(C)	Cooperate with the Fund to provide an orderly administrative transition.

8.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

9.	Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act.

10.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Fund is regulated as a closed-end management investment company registered under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

11.	Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof, and the remaining provisions of this Agreement shall be interpreted to give maximum effect to the intent of the parties manifested thereby.

12.	Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date written above.

CONSTITUTION CAPITAL HORIZON FUND, LLC

By:	/s/ Daniel M. Cahill
Name:	Daniel M. Cahill
Title:	President

CONSTITUTION CAPITAL HORIZON ADVISOR, LP

By: Constitution Capital Horizon GP, LLC, its General Partner

By:	/s/ Daniel M. Cahill
Name:	Daniel M. Cahill
Title:	Managing Member

SCHEDULE A

ADMINISTRATIVE SERVICES RELATING TO THE FUND

Services provided by Full Time employees of the Adviser and its affiliates with respect to carrying out the following activities:

Admin Functions	Services Provided to Fund
Compliance

Ongoing compliance review for the Adviser that impacts the operations of the Fund both directly and indirectly (including but not limited to monitoring Adviser compliance with respect to expenses, policies and procedures, and etc.)

Tax	In-house tax support and coordination with respect to tax strategy, tax compliance, and financial reporting
Accounting and Fund Operations

Day-to-day management of Fund operations including but not limited to:

- Oversight of external fund ops (e.g., review and approval of service provider’s financial reporting and regulatory filings)

- Handling and providing instructions with respect to Fund Treasury (e.g., invoice reviews for payment / allocation, coversheet facilitation, approval of wires, and etc.)

- Managing annual audit / Regulatory / SEC compliance

- Monitoring Fund Covenants

Valuation	In-house valuation services performed by non- advisory personnel
Investor Reporting

Preparation of quarterly investor letters and other administrative ad-hoc reporting supported by in-house investor reporting analysts. (e.g., Coordinating with Fund’s transfer agent for accurate investor record- keeping)

Technology

Time incurred by non-advisory personnel related to developing, implementing, and maintaining any virtual data room, computer software and hardware and other technological systems for the benefit of the Fund (e.g., Power BI)

A-1

Schedule B

Reimbursement/Payment by Fund to the Adviser

The Fund agrees to reimburse and pay the Adviser a quarterly administrative services fee (“Quarterly Fee”), based on time allocations, equal to:

(1) the percentage of time incurred during the quarter for the services listed on Schedule A and performed during that quarter,

Multiplied by

(2) base compensation paid during the quarter

The Adviser shall calculate its Quarterly Fee at the end of each calendar quarter and Fund will make such payment to the Adviser within 30 days thereafter, in a manner mutually agreed upon by the parties from time to time.

B-1